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                                                                     Exhibit 5.1
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                                                                April 3, 2002

John Hancock Life Insurance Company
John Hancock Place
200 Clarendon Street
Boston, MA 02116

Ladies and Gentlemen:

         We have acted as counsel to John Hancock Life Insurance Company, a Massachusetts corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on April 3, 2002. The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to $3,000,000,000 in principal amount of the Company's SignatureNotes/sm/, which are medium term notes with maturities of nine months or more from date of issue (the "Notes"). The Notes are to be (i) issued under an Indenture to be entered into between the Company and JPMorgan Chase Bank as trustee (the "Indenture"), and (ii) sold pursuant to the terms of a Selling Agent Agreement to be entered into among the Company and the agents named therein (the "Selling Agent Agreement"). Forms of the Indenture and the Selling Agent Agreement are to be filed as exhibits to the Registration Statement.

         In connection with this opinion, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the Selling Agent Agreement; (iv) the Company's Amended and Restated Articles of Organization, as currently in effect (the "Articles of Organization"); (v) the Company's Amended and Restated Bylaws, as currently in effect (the "Bylaws"); and (vi) resolutions adopted by the Board of Directors of the Company (the "Board") relating to the filing of the Registration Statement and related matters (the "Board Resolutions"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, certificates of officers or other representatives of the Company, certificates of public officials and others, and such other agreements, documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

         In our capacity as counsel to the Company in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Notes. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in accordance with all requirements of applicable federal and Massachusetts laws, in the manner presently proposed.

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         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts, and we do not express any opinion as to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Notes under the securities or blue sky laws of any state or any foreign jurisdiction. The Notes may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that, with respect to any series of Notes, when (i) the Registration Statement, as finally amended (including all post-effective amendments), has become effective;
(ii) an appropriate prospectus supplement with respect to the Notes has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) the terms of the Selling Agent Agreement with respect to the issuance of the series of Notes have been complied with by the Company and the selling agents; (iv) the Board, including any appropriate committee appointed thereby, and the appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Notes and all matters related thereto; (v) the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture; and (vi) the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, have been offered, issued and sold in accordance with the terms of the Registration Statement, or any post-effective amendment thereto, and any prospectus and prospectus supplement relating thereto, have been issued and sold in accordance with the Indenture, and have been delivered to the purchasers thereof upon payment of the agreed upon consideration therefor in accordance with the Selling Agent Agreement, or as otherwise contemplated by the Registration Statement, or any post-effective amendment thereto, and any prospectus and prospectus supplement relating thereto, the Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; and (v) we express no opinion with respect to whether acceleration of any Notes may affect the ability to collect any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

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         For purposes of the opinions rendered above, we have assumed that the
Company will at all times in the future be duly incorporated and validly existing as a corporation under the laws of the Commonwealth of Massachusetts and have the corporate power and authority to issue and sell the Notes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption "Legal Matters" in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

         This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express prior written consent.

                         Very truly yours,

                         /s/ Mintz, Levin, Cohn, Ferris,
                             Glovsky and Popeo, P.C.

                         Mintz, Levin, Cohn, Ferris,
                             Glovsky and Popeo, P.C.


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